SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2005

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

110 Maiden Lane, New York, NY		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 4, 2004, Capital Lease Funding, Inc. (the “Company”) issued a press release disclosing historical financial information for the Company’s quarterly fiscal period ended September 30, 2005, a copy of which is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 2.06 Material Impairment .

On October 4, 2005, the Company announced that, as the owner of the most subordinate security class in the CMLBC 2001-1 securitization transaction (the “Trust”), it directed the Trust’s special servicer to sell all of the $22.4 million of Winn-Dixie pass through certificates included as collateral in the Trust. The sales were made in a controlled and orderly manner throughout the second half of the third quarter of 2005 and were completed by September 30, 2005.

As a result of the sale of the Winn-Dixie certificates, the primary exposure to the Trust from Winn-Dixie backed collateral has been removed, and the Trust has realized losses that have impacted the carry value of the most junior classes of securities held by the Company. Accordingly, the Company expects to recognize a realized loss on these securities in the third quarter of 2005 of approximately $1.5 million, and a non-cash mark to market loss attributed to the reduction in the carry value of these securities in the amount of approximately $0.6 million, or $0.07 to $0.08 per share in the aggregate.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description

99.1	Press Release of Capital Lease Funding, Inc. dated October 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ Paul C. Hughes
Paul C. Hughes
Vice President, General Counsel and Corporate Secretary

DATE: October 4, 2005